Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-1) and related Prospectus of Mereo Biopharma Group plc for the registration of shares of its common stock and to the incorporation by reference therein of our report dated April 29, 2019, with respect to the consolidated financial statements of Mereo Biopharma Group plc as of December 2018 and 2017 and for the three years in the period ended December 31, 2018 included in its Annual Report (Form 20-F) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

London, United Kingdom

February 17, 2020